UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2026

THE WESTERN UNION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32903	20-4531180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7001 East Belleview Avenue
Denver, Colorado		80237
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 866 405-5012

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	WU	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 9, 2026 (the “Closing Date”), The Western Union Company (“Western Union”) entered into a delayed draw term loan credit agreement (the “Term Loan Agreement”) providing for an unsecured term loan facility in an aggregate amount of $800,000,000 with a syndicate of lenders, State Bank of India, New York Branch and Wells Fargo Bank, National Association, as Syndication Agents, Bank of Baroda, New York Branch, Bank of China Limited, Chicago Branch and U.S. Bank National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent for the banks thereunder.

The Term Loan Agreement provides for an $800,000,000 unsecured delayed draw term loan facility, which permits Western Union to draw term loans from and including the Closing Date to and including July 8, 2026. In addition, at any time after the Closing Date, Western Union has the option to increase the commitments under the Term Loan Agreement by an amount such that the commitments do not exceed $1,000,000,000 in the aggregate (after giving effect to any such increases). Any such increases would be subject to obtaining additional commitments from existing or new banks under the Term Loan Agreement. To the extent any such increased commitments are obtained after the second funding date under the Term Loan Agreement, they must be funded in full at the time of the new commitment. The proceeds of the term loans may be used by Western Union to provide for general corporate requirements of Western Union and its subsidiaries, including refinancing of debt, permitted acquisitions and to pay any fees and expenses in connection therewith. The Term Loan Agreement contains customary representations, covenants and events of default, including certain covenants that limit or restrict Western Union’s ability to sell or transfer assets or enter into a merger or consolidate with another company, grant certain types of security interests, incur certain types of liens, impose restrictions on subsidiary dividends, enter into sale and leaseback transactions, incur certain subsidiary level indebtedness or use proceeds in violation of anti-corruption or anti-money laundering laws, subject to certain exceptions. Western Union is also required to maintain compliance with a consolidated interest coverage ratio covenant. Interest due in respect of term loans under the Term Loan Agreement is payable according to the terms of that borrowing. Generally, interest under the Term Loan Agreement is calculated using either (i) the Term SOFR Rate (as defined in the Term Loan Agreement), plus an interest rate margin determined on a sliding scale from 1.000% to 1.625% based on the Rating (as defined in the Term Loan Agreement) of the Company (currently 1.250%) or (ii) the Base Rate (as defined in the Term Loan Agreement) plus a margin determined on a sliding scale from 0.000% to 0.625%) based on the Rating of the Company (currently 0.250%). A ticking fee on the total amount of the unused commitments of the facility is also payable quarterly and such ticking fee is determined on a sliding scale from 0.080% to 0.200% based on the Rating of the Company (currently 0.110%). The final maturity date of the Term Loan Agreement is the third anniversary of the initial funding date.

The foregoing summary is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is filed herewith and incorporated by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the entry into the Term Loan Agreement is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
10.1

Delayed Draw Term Loan Credit Agreement, dated as of January 9, 2026, among The Western Union Company, the banks named therein, as lenders, State Bank of India, New York Branch and Wells Fargo Bank, National Association, as Syndication Agents, Bank of Baroda, New York Branch, Bank of China Limited, Chicago Branch and U.S. Bank National Association, as Documentation Agents, and Bank of America, N.A., as Administrative Agent for the banks thereunder.*

101	Inline XBRL Document Set for the Cover Page from this Current Report on Form 8-K, formatted as Inline XBRL
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Portions of this exhibit have been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 9, 2026	THE WESTERN UNION COMPANY
	By:	/s/ Benjamin C. Adams
	Name:	Benjamin C. Adams
	Title:	Executive Vice President, Chief Legal Officer